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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") has been made and entered into as of the 4th day of November, 2003 (the "Effective Date"), by and between Advantage Marketing Systems, Inc. (the "Company") and John W. Hail (the "Executive") with reference to the following circumstances.

         A. The Company is a nutritional network marketing company which was founded by Executive.

         B. For approximately nine (9) years after the Company's formation, Executive provided his services without direct compensation from the Company.

         C. Executive currently provides services to the Company as its Chairman and Chief Executive Officer.

         D. The Company desires to continue employment of and to retain Executive in his current position, upon the terms and conditions described in this Agreement, and Executive desires to fulfill and perform the responsibilities and duties of such position.

         E. The Company also desires to provide Executive (or his beneficiaries, as applicable) benefits following the termination of his employment, upon the terms and conditions described in this Agreement, and supplemental retirement compensation, all in recognition of his services to the Company, including his prior services without direct compensation from the Company.

Accordingly, in consideration of the mutual covenants and obligations contained in this Agreement, the Company and the Executive agree as follows:

                  1. Term of Employment Under Agreement. The term of Executive's employment under this Agreement shall be for a period commencing on the Effective Date and terminating on November 11, 2005, unless such employment is terminated prior to the expiration of such period as provided in this Agreement (the "Initial Term"). The Initial Term of this Agreement may be extended for up to five (5) successive one-year terms if the Company and the Executive agree in writing, within ten days of the expiration of the then current one-year term, to extend the term of this Agreement for another one-year period. The Company's agreement shall require a majority vote (excluding Executive) of the Board of Directors of the Company (the "Board"). Except by mutual modification or amendment under paragraph 15, the parties' obligations under this Agreement shall be unchanged under any extension(s) of the Initial Term.

                  2. Duties of Executive. Executive agrees that during the Employment Period, he will devote such professional and business-related time as is necessary and his full skills and best efforts to the regular duties of Chairman and Chief Executive Officer for the Company. Unless otherwise agreed to in advance by a majority vote (excluding Executive) of the Board, Executive shall not, during the Employment Period, seek or accept other employment, become self-employed in any other capacity, or engage in any activities which are detrimental to the business of the Company.

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                  3.       Direct Compensation.

                           3.1      Base Salary. Executive shall initially
receive a salary for the performance of his duties hereunder in an annualized amount of $249,600 (the "Base Salary"), which shall be paid in weekly installments on Wednesday of the week following the week in which the applicable services were provided to the Company. This Base Salary, payable in the same manner, may be increased or decreased from time to time by a majority vote (excluding Executive) of the Board; provided that Executive's Base Salary will only be subject to decrease if the Board determines, in its good faith opinion and after consulting with Executive, that such a decrease is necessary for the continued economic viability of the Company or for the Company to remain in compliance with the terms of any loan agreement to which it is or may become a party.

                           3.2      Monthly Variable Performance Payment and
Fixed Supplemental Payment. Commencing with the month of May 2003 and continuing during the Employment Period until, at the latest, through the month of November 2005, Executive shall receive a monthly payment based on the performance of the Company calculated at the rate of one percent (1%) of the Company's gross revenues (the "Monthly Variable Performance Payment"), which shall be paid in monthly installments on the first regular business day following the close of business of the month in which the applicable gross revenues were received by the Company. If the Employment Period is extended beyond November 11, 2005 pursuant to paragraph 1, the Monthly Variable Performance Payment shall cease and be replaced by a fixed monthly payment to Executive which shall be in a gross amount necessary to cause the net amount of such payment that is retained by Executive after deduction of all federal, state and local taxes and all employment taxes on such payment to be Seven Thousand Dollars ($7,000) (the "Fixed Supplemental Payment"). The Fixed Supplemental Payment shall be paid on the first business day of each month during the remainder of the Employment Period.

                           3.3      Discretionary Year-End Bonus Executive may
receive a discretionary year-end bonus for continuous service during any fiscal year during the term of this Agreement; provided, however, that the payment and amount of one discretionary year-end bonus shall be determined by a majority vote (excluding Executive) of the Board; and further provided that the failure of the Board to award and the Executive to receive a discretionary year-end bonus for any fiscal year shall under no circumstances be considered a breach of this Agreement.

                           3.4      Reimbursement of Business Expenses.
Executive shall be entitled to be reimbursed for all reasonable expenses incurred by him subject to policies or procedures that the Board shall establish on behalf of the Company for its senior executives and the provisions and restrictions of the U.S. Internal Revenue Code and any regulations promulgated thereunder.

                  4.       Fringe Benefits.

                           4.1      Executive Benefits. During the Employment
Period, Executive shall be entitled to participate in and be covered by all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives, including any life, health and dental, disability, accidental death and other insurance plans or programs. In addition, Executive shall be eligible to participate in any pension, savings, retirement or other employee plans or programs as are maintained by the Company for the benefit of its senior executives. Executive shall also be entitled to two (2) weeks of paid vacation for each fiscal year or portion thereof during the term of this Agreement.

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                           4.2      Individual Supplemental Retirement Program.
As soon as is practicable following the Effective Date, the Company shall establish an individual supplemental retirement program (the "SERP") for the benefit of Executive. Under the terms of the SERP, Executive (or, as applicable, his beneficiaries) shall receive a supplemental retirement benefit (the "SERP Benefit") commencing on the 15th day of the month following Executive's Date of Termination from employment for any reason other than for Cause (as defined in Section 5.3, below) and continuing on a monthly basis through November 15, 2010. Any SERP Benefits which become payable under the SERP prior to or on December 15, 2005 shall be in the amount of one percent (1%) of the Company's gross revenues received in the preceding month. Any SERP Benefits which become payable under the SERP subsequent to December 15, 2005 shall be in a gross amount necessary to cause the net amount of the monthly SERP Benefit retained by Executive (or, as applicable, his beneficiaries) after deduction of all federal state and local taxes and any applicable employment taxes on such monthly SERP Benefit to be Seven Thousand Dollars ($7,000).

                           4.3      Automobile and Use of Other Company
Property. The Company will provide Executive with the use of an automobile annually as shall be mutually agreeable between the Board and Executive. The Company shall also permit Executive the reasonable use of other company property as is consistent with the position of a corporate chairman and chief executive officer, subject to the provisions and restrictions of the U.S. Internal Revenue Code and any regulations promulgated thereunder.

                  5. Termination of Employment. Executive's employment may be terminated during the Employment Period under the following circumstances:

                           5.1      Death. Executive's employment hereunder
shall terminate upon his death.

                           5.2      Disability. If, as a result of Executive's
incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six
(6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                           5.3      Cause. The Company shall have the right to
terminate Executive's employment for Cause, and such termination shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

                                    (a)      Executive's conviction of a felony
by a federal or state court of competent jurisdiction; or

                                    (b)      an act or acts of dishonesty taken
by Executive that results in or is intended to result in substantial personal enrichment of Executive at the expense of the Company;

                                    (c)      Executive's "willful" failure to
follow a direct, reasonable and lawful order from the Board, within the reasonable scope of Executive's duties, which failure is not cured within thirty
(30) days; or

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                                    (d)      any other conduct or act by
Executive that is intended by Executive to harm the Company.

For purposes of this Section 5.3, no act, or failure to act, by Executive shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without a reasonable belief that the act or omission was in the best interests of the Company. Cause shall not exist under paragraphs (a), (b)
(c) or (d) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority (excluding Executive) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraphs (a), (b), (c) or (d) and specifying the particulars thereof in detail.

                           5.4      Good Reason. Executive may terminate his
employment for "Good Reason" by providing Notice of Termination (as defined in Section 6.1) to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below. Executive's Date of Termination for Good Reason shall be fifteen (15) days after Notice of Termination, unless the basis for Good Reason has been cured by the Company prior to such date:

                                    (a)      the assignment to Executive of
duties materially and adversely inconsistent with Executive's status as Chairman and Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                                    (b)      a reduction by the Company in
Executive's Base Salary, Monthly Variable Performance Payments or Fixed Supplemental Payments, other than as provided in Sections 3.1 and 3.2.;

                                    (c)      the Company's failure to provide
any material employee benefits due to be provided to Executive (other than any such failure which affects all senior executive officers); or

                                    (d)      the failure of any successor to the
Company to assume this Agreement pursuant to Section 12.

Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the one hundred and twenty (120) day period referred to above in this paragraph 5.4 shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                           5.5      Without Cause. The Company shall have the
right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

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                  6.       Termination Procedure.

                           6.1      Notice of Termination. Any termination of
Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 5.1) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                           6.2      Date of Termination. "Date of Termination"
shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 5.2, thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated pursuant to Section 5.4, the date provided in such Section, and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

                  7. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 7, and the other agreements and plans referenced in this Agreement, constitute the sole and liquidated damages for termination of his employment during the Employment Period.

                           7.1      Termination By Company without Cause or By
Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                                    (a)      the Company shall (A) pay to
Executive his Base Salary, Monthly Variable Performance Payments or Fixed Supplemental Payments, as applicable, and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and,
(B) if the Date of Termination is prior to November 11, 2005, continue his Base Salary through November 11, 2005;

                                    (b)      if the Date of termination is prior
to November 11, 2005, to the extent the Company continues to maintain the medical, hospitalization, dental, and life insurance programs in which Executive was participating immediately prior to the Date of Termination (or any successor programs) and to the extent the providers/insurers of such programs will permit Executive's continued participation, the Company will provide the Executive coverage under such programs (or any successor programs) through November 11, 2005, at the level and upon substantially the same terms and conditions as if Executive had continued to be employed (the "Continued Benefits"); provided, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the Continued Benefits described herein shall be secondary to those provided under such other plan during such applicable period;

                                    (c)      the Company shall reimburse
Executive pursuant to Section 3.4 for reasonable expenses incurred, but not paid, prior to such termination of employment;
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                                    (d)      the Company shall pay to Executive
an additional payment that shall be determined based on the Date of Termination (the "Special Separation Payment") in a lump sum as soon as practicable after the Date of Termination. The Special Separation Payment shall be in a gross amount necessary to cause the net amount retained by Executive after deduction of all federal, state and local taxes and all employment taxes on such Special Separation Payment to be as follows:

                                             (i)      if the Date of Termination
is on or before September 30, 2003, Three Hundred Fifty Thousand Dollars ($350,000);

                                             (ii)     if the Date of Termination
is on or before December 31, 2003, Three Hundred Thirty-four Thousand Dollars ($334,000);

                                             (iii)    if the Date of Termination
is on or before March 31, 2004, Three Hundred Seventeen Thousand Dollars ($317,000);

                                             (iv)     if the Date of Termination
is on or before June 30, 2004, Two Hundred Ninety-nine Thousand Dollars ($299,000);

                                             (v)      if the Date of Termination
is on or before September 30, 2004, Two Hundred Eighty-one Thousand Dollars ($281,000);

                                             (vi)     if the Date of Termination
is on or before December 31, 2004, Two Hundred Sixty-two Thousand Dollars ($262,000);

                                             (vii)    if the Date of Termination
is on or before March 31, 2005, Two Hundred Forty-three Thousand Dollars ($243,000);

                                             (viii)   if the Date of Termination
is on or before June 30, 2005, Two Hundred Twenty-twenty-four Thousand Dollars ($224,000);

                                             (ix)     if the Date of Termination
is on or before September 30, 2005, Two Hundred Thousand Four Dollars
($204,000);

                                             (x)      if the Date of Termination
is on or after November 11, 2005, One Hundred Eighty-three Thousand Dollars ($183,000).

                                    (e)      Executive shall be entitled to
receive SERP Benefits under the SERP; and

                                    (f)      Executive shall be entitled to any
other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                           7.2      Termination by the Company For Cause or By
Executive Without Good Reason. If Executive is terminated by the Company for Cause or by Executive without Good Reason:

                                    (a)      the Company shall pay Executive his
Base Salary, Monthly Variable Performance Payments or Fixed Supplemental Payments, as applicable, and accrued

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vacation pay (to the extent required by law or the Company's vacation policy)
through the Date of Termination, as soon as practicable following the Date of Termination;

                                    (b)      the Company shall reimburse
Executive pursuant to Section 3.4 for reasonable expenses incurred, but not paid, prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds;

                                    (c)      SERP BenefitExecutive shall be
entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                           7.3      Disability. During any period that Executive
fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary and Monthly Variable Performance Payments or Fixed Supplemental Payments, as applicable, as set forth in Sections 3.1 and 3.2 until his employment is terminated pursuant to Section 5.2. In the event Executive's employment is terminated for Disability pursuant to Section 5.2:

                                    (a)      the Company shall pay to Executive
(A) his Base Salary, Monthly Variable Performance Payments or Fixed Supplemental Payments, as applicable, and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company's disability programs;

                                    (b)      the Company shall reimburse
Executive pursuant to Section 3.4 for reasonable expenses incurred, but not paid, prior to such termination of employment;

                                    (c)      the Company pay to the Executive
the Special Separation Payment;

                                    (d)      Executive shall be eligible to
receive SERP Benefits under the SERP; and

                                    (e)      Executive shall be entitled to any
other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                           7.4      Death. If Executive's employment is
terminated by his death:

                                    (a)      the Company shall pay in a lump sum
to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary, Monthly Variable Performance Payments or Fixed Supplemental Payments, as applicable, and accrued vacation pay through the Date of Termination;

                                    (b)      the Company shall reimburse
Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 3.4 for reasonable expenses incurred, but not paid, prior to such termination of employment;

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                                    (c)      the Company shall pay to
Executive's beneficiary, legal representatives, or estate, as the case may be, the Special Separation Payment;

                                    (d)      Executive's beneficiary shall be
entitled to receive SERP Benefits under the SERP; and

                                    (e)      Executive's beneficiary, legal
representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate following such termination to which such persons or estate is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  8. Obligations of the Company Upon Termination Following Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control, a termination by the Executive for any reason during the 120-day period immediately following the Change of Control Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement, including the provisions of Section 7.1. For the purposes this Agreement, "Change of Control Date" shall mean the date on which a Change of Control occurs. For the purposes of this Agreement, "Change of Control" shall be deemed to have occurred if:

                           (a)      Any person, entity or "group," within the
meaning of Section 13(d)3 of the Securities Exchange Act of 1934, excluding, for this purpose, any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company with the approval of a majority of the Incumbent Board shall acquire, in a transaction or series of transactions, beneficial ownership, (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of (i) 20% or more of the then outstanding shares of the Company's common stock, or (ii) outstanding securities of the Company representing 20% or more of the total combined voting power of all these outstanding voting securities of the Company; or

                           (b)      Individuals who constitute the Incumbent
Board cease for any reason to constitute at least a majority of the Board, or

                           (c)      The stockholders of the Company
affirmatively approve, by such vote as may be required by law, (i) a reorganization, merger or consolidation of the Company, in each case, with respect to which the stockholders of the Company do not, immediately thereafter, own more than 50% of the total combined voting power of then outstanding voting securities of the reorganized, merged or consolidated company, or (ii) a liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company.

For the purpose of this Agreement, the term "Incumbent Board" shall mean the individuals who were the members of the Board on the Effective Date and any individual becoming a member of the Board after the Effective Date and whose election, nomination for election or appointment as a member of the Board was approved by an affirmative vote of a majority of the members of the Incumbent Board; provided, that the Incumbent Board shall not include any individual whose election, nomination for election or appointment as a member of the Board is or was in connection with an actual or threatened election contest relating to the election of the directors of the Company, as referred to in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

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Property of Company. Executive acknowledges that from time to time in the course of performing his duties under this Agreement, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and Executive hereby agrees that said property shall remain the exclusive property of the Company and Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company's customer lists, business plans, books of account, compensation structure, computer programs and similar property. All such property shall be returned to the Company at the time Executive leaves the employment of the Company and such return shall be a condition of any payments or benefits to Executive (or his beneficiaries, as applicable) under paragraph 6 above.

                  9.       Protection of Business.

                           10.1     Trade Secrets and Proprietary Information.
Executive recognizes that, as a result of both his initial founding and continued employment with the Company, he has had and will continue to have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company. The Executive agrees to be bound by the provisions of this paragraph 10, which each of the parties agrees and acknowledges to be reasonable and to be necessary to the Company. Company and Executive agree that, during the course of his employment, it is important that Executive has personal contact and conduct business with the suppliers and Associates/Preferred Customers of the Company. The Company and Executive further agree that the suppliers and Associates/Preferred Customers with which the Executive has personal contact and conducts business are located throughout the United States and are important assets of the Company.

                           10.2     Confidentiality. Executive agrees that he
will not divulge to any person, nor use to the detriment of the Company nor use in any business competitive with or similar to any business of the Company, at any time during the term of this Agreement or thereafter, any of the Company's trade secrets or confidential business information, without first obtaining express written permission through a majority vote (excluding Executive) of the Board. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. For purposes of this paragraph 10, the compilation of information shall include, without limitation, the identity of the Company's suppliers and Associates/Preferred Customers and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of his employment with the Company.

                           10.3     Non-Solicitation of Executives and
Associates/Preferred Customers. Executive agrees that during the Employment Period and for a period of five (5) years thereafter, the Executive will neither directly nor indirectly induce or attempt to induce any employee of the Company to terminate his/her employment with the Company nor hire any employee of the Company to go to work for any other employer (including the Executive) nor directly nor indirectly induce or attempt to induce any Associate/Preferred Customer of the Company to terminate his/her relationship with the Company nor solicit any Associate/Preferred Customer of the Company to enter into a similar relationship with another nutritional network marketing business.

                           10.4     Limitation on Ownership and Affiliation.
Executive further agrees that during the Employment Period and for a period of five (5) years thereafter, Executive shall not, directly or indirectly, own any interest in, operate, joint, control or participate, as a partner, director, a holder of more than 5% of the outstanding voting shares, principal, officer, or agent of, become an Associate/Preferred Customer, act as a business or legal consultant or expert witness to any person or entity engaged in the nutritional network marketing other than the Company. This paragraph 10.4 is not intended to be a non-competitive employment covenant to the extent such covenants are prohibited by applicable law at the time of the Executive's performance hereunder.

                           10.5     Reasonableness. The Company and Executive
have attempted to specify a reasonable period of time and reasonable restrictions to which this paragraph 10 shall apply. The Company and Executive agree that if a court or arbitrator(s) should subsequently determine that the terms of this paragraph 10 are greater than reasonably necessary to protect the Company's interest, the Company agrees to waive those terms which are found by a court or arbitrator(s) to be greater than reasonably necessary to protect the Company's interest and to request that the court or arbitrator(s) reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or arbitrator(s) deems necessary.

                  10. Mediation and Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce and agree to mediate and/or arbitrate disputes, claims and controversies as provided in this section 11. This agreement to mediate and arbitrate shall survive the termination of this Agreement.

                           (a)      Any dispute, claim or controversy between
Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be submitted to formal, non-binding mediation before a person trained to perform such alternative dispute resolution and mutually selected by the parties. The cost of such mediation shall be shared equally by the parties. The mediation shall be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. If the dispute, claim or controversy is resolved through mediation, the resultant resolution shall be reduced to writing by the parties and the mediator and any subsequent breach of such written resolution shall be immediately enforceable through arbitration as described in subsection (b) below.

                           (b)      If the dispute, claim or controversy is not
resolved by mediation (or the written resolution reached at the mediation is breached by one of the parties), the parties agree that the dispute, claim or controversy shall be settled by binding arbitration. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless the nature of the dispute, claim or controversy and the evidence presented are such that damages of those types would be awarded by a court of competent jurisdiction. The Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with the arbitration, but only if Executive is successful in respect of one or more of Executive's material claims or defenses brought, raised, pursued or asserted in the arbitration. Such reimbursement shall be made as soon as practicable following the arbitrator's(s') decision to the extent the Company receives reasonable written evidence of such fees and expenses.

                           (c)      Nothing in this agreement to arbitrate shall
preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 10.

                  11. Successors Bound; Assignability. This Agreement shall be binding upon Executive and the Company and their respective heirs, successors and assigns, including without limitation, any corporation or other entity into which the Company may be merged, reorganized or liquidated, or by which it may be acquired. The Company's obligations under this Agreement may be assigned without limitation; however, as Executive's skills and qualifications for his position and the services to be rendered by Executive under this Agreement are unique, Executive's obligations under this Agreement may not be assigned.

                  12. Severability. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

                  13. Entire Agreement. This Agreement supersedes all prior agreements or understandings and constitutes the entire Agreement between the Company and Executive with regard to the subject matter hereof. There are no agreements, understandings, specific restrictions, warranties or representations relating to such subject matter between the parties (or any of their respective representatives or agents) other than those set forth herein.

                  14. Amendment and Modification. This Agreement may only be amended, modified or terminated prior to the end of its term by the mutual agreement of the parties. The agreement by the Company shall be made by a majority vote (excluding Executive) of the Board.

                  15. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  John W. Hail
                  12 Oakdale Farm Circle
                  Edmond, Oklahoma 73013

Copy to:          Steven M. Dickey, Esq.
                  1012 N.W. Grand Boulevard
                  Oklahoma City, Oklahoma 73118

                  If to the Company:

                  Advantage Marketing Systems
                  Attention: Reggie Cook
                  2601 N.W. Expressway
                  Oklahoma City, Oklahoma 73112

Copy to:          Elizabeth Scott Wood, Esq.
                  McAfee & Taft
                  A Professional Corporation
                  10th Floor, Two Leadership Square
                  211 North Robinson
                  Oklahoma City, Oklahoma 73102-7103
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  16. Governing Law. Except as provided in paragraph 11 regarding application of the Federal Arbitration Act, the terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to conflicts of law principles which might invoke the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "COMPANY"

                                    By: /s/ REGGIE COOK
                                        ---------------------------------
                                    Title: Chief Financial Officer

                                    "EXECUTIVE"

                                    /s/ JOHN W. HAIL
                                    --------------------------------------
                                    John W. Hail